Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

reAlpha Tech Corp.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.001 per share	(1)	Other	11,957,189	$0.4329	$5,176,267.11	0.0001381	$714.84

Total Offering Amounts:							$5,176,267.11		714.84
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$714.84

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of the Registrant’s common stock, par value $0.001 per share, that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s common stock.

Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee. The price of $0.4329 per share represents the average high and low sales prices of the common stock as quoted on the Nasdaq Capital Market on October 17, 2025.

Represents additional shares of the Registrant’s common stock reserved for issuance under the 2022 Equity Incentive Plan (as amended from time to time, the “2022 Plan”) pursuant to the provisions of the 2022 Plan that provide for an automatic annual increase in the number of shares reserved for issuance under the 2022 Plan.